Exhibit 10.3

EXECUTION FORM

UNITHOLDER AGREEMENT

This UNITHOLDER AGREEMENT (this “Agreement”) dated as of May 3, 2024 is entered into by and among Uniti Group Inc., a corporation organized under the laws of Maryland (“Uniti”) and certain funds and accounts managed, advised or sub-advised by a certain institutional investment adviser (the “Minority Investment Adviser”) listed on Annex II that hold equity interests in Windstream Holdings II, LLC (“Windstream”) (such funds and accounts, the “Minority Supporting Unitholders” and, together with the Minority Investment Adviser, each a “Covered Person”). Any capitalized term that is used, but not defined, herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Uniti has entered into that certain Agreement and Plan of Merger dated as of May 3, 2024 (such agreement as in effect on the date hereof, the “Merger Agreement”) by and between Uniti and Windstream, pursuant to which, among other things, Windstream shall become a wholly owned indirect Subsidiary of New Windstream LLC, a Delaware limited liability company (“New Windstream LLC”) prior to the Closing, New Windstream LLC shall merge with and into Windstream Parent, Inc., a Delaware corporation (“New Uniti” and, together with Windstream and New Windstream LLC and each of their respective Subsidiaries, the “Windstream Group”) with New Uniti surviving the merger, and at the Closing, Uniti shall merge with and into a Subsidiary of New Uniti and survive the merger as a wholly owned indirect Subsidiary of New Uniti, in each case on the terms and subject to the conditions set forth in the Merger Agreement, an executed copy of which is attached hereto as Exhibit A;

WHEREAS, the board of directors of Uniti (the “Uniti Board”), by resolutions duly adopted, has (i) unanimously determined that the transactions contemplated by the Merger Agreement are in the best interests of Uniti and Uniti’s stockholders, (ii) declared advisable the transactions contemplated by the Merger Agreement on the terms and conditions of the Merger Agreement, (iii) directed that the approval of the transactions contemplated by the Merger Agreement on the terms and conditions of the Merger Agreement be submitted to Uniti’s stockholders for consideration at the Uniti Stockholders Meeting, (iv) resolved to recommend the approval of the transactions contemplated by the Merger Agreement to Uniti’s stockholders and (v) approved the Merger Agreement;

WHEREAS, the board of managers of Windstream, by resolutions duly adopted, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Windstream and Windstream’s equityholders and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby; and

WHEREAS, as an inducement to Uniti’s willingness to enter into the Merger Agreement and the other Transaction Agreements to which it is a party, the Minority Supporting Unitholders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable

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consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), each of the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Contractual Obligations; Further Assurances; Release; Joinder.

(a)    Existing Contractual Obligations. Each Covered Person, on behalf of itself and its controlled Affiliates (as defined below), hereby waives any and all consent, termination, change of control or similar rights, of such Covered Person or such Affiliates, and any related obligations, including any notice, penalty or similar obligations, of the Windstream Group, in each case, that would be triggered by the announcement, pendency or consummation of the Transactions under any Contract or other contractual obligation (including any commercial and financing agreements and arrangements) between such Covered Person or any of its Affiliates, on the one hand, and Windstream or any of its Subsidiaries, on the other hand.

(b)    Further Assurances. Subject to the terms and conditions of this Agreement and the Merger Agreement, each Covered Person agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Uniti may reasonably request to evidence such Covered Person’s obligations under Section 1(a) or Section 1(c) of this Agreement.

(c)    Minority Supporting Unitholders Release. Effective as of the Closing, each Covered Person that receives consideration as a result of the Merger, and their respective successors and assigns (collectively, the “Minority Supporting Unitholders Releasing Parties”), forever waives, releases, remises and discharges the Windstream Group (which, for the avoidance of doubt, includes Uniti as of the Closing), the current and former managers and directors of such parties, and their respective controlled Affiliates and each of their and their respective controlled Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Minority Supporting Unitholders Released Parties”) from any and all manner of Proceedings, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at law or in equity, or any other liability (i) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions, and/or events giving rise to such claim or liability occurred prior to the Closing) relating to such Covered Person’s or any of its controlled Affiliate’s relationship with the Windstream Group or their direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees) or (ii) relating to the approval or consummation of the transactions contemplated by the Merger Agreement or any Transaction Agreements, including any alleged breach of any

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duty by any officer, manager, director, equityholder, partner or other owner of ownership interests of the Windstream Group (collectively, the “Minority Supporting Unitholders Released Claims”); provided that nothing contained in this Agreement shall limit in any manner (A) any rights to indemnification or contribution, or to any related advancement or reimbursement of expenses, to which such Minority Supporting Unitholders Releasing Parties may be entitled pursuant to the Merger Agreement, any other Transaction Agreement or the organizational documents of the Windstream Group or any of their respective Subsidiaries, (B) any rights to receive the Closing Cash Payment, (C) any rights vis a vis other equityholders of the Windstream Group, in their capacity as such, pursuant to the organizational documents of the Windstream Group; provided that such rights shall only be enforceable against such other equityholders and, for the avoidance of doubt, not against any member of the Windstream Group, (D) any other rights of such Minority Supporting Unitholders Releasing Party expressly granted to such Minority Supporting Unitholders Releasing Party in the Merger Agreement (including the Pre-Closing Windstream Reorganization) or any other Transaction Agreement or (E) any claims or rights in respect of any indebtedness or debt securities of the Windstream Group of any of their respective Subsidiaries for which any Covered Person or its controlled Affiliates is a lender or holder. Each Covered Person, on behalf of itself and the other Minority Supporting Unitholders Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Proceeding or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 1(c), and (ii) acknowledges that the Minority Supporting Unitholders Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Minority Supporting Unitholders Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Minority Supporting Unitholders Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Minority Supporting Unitholders Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, each Covered Person (on behalf of itself and its Minority Supporting Unitholders Releasing Parties) hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Each Covered Person (on behalf of itself and the other Minority Supporting Unitholders Releasing Parties) hereby acknowledges and agrees that if, after the Closing, such Covered Person or any of the other Minority Supporting Unitholders Releasing Parties should make any claim or demand or commence or threaten to commence any Proceeding against any Minority Supporting Unitholders Released Party with respect to any Minority Supporting Unitholders Released Claim, this Section 1(c) may be raised as a complete bar to any such Proceeding, and the applicable Minority Supporting Unitholders Released Party may recover from the Minority Supporting Unitholders Releasing Parties all

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costs incurred in connection with such Proceeding, including reasonable attorneys’ fees.

(d)    Uniti Release. Effective as of the Closing, Uniti, on behalf of itself and its controlled Affiliates (including, for the avoidance of doubt, the Windstream Group) and their respective successors and assigns (collectively, the “Uniti Releasing Parties”), forever waives, releases, remises and discharges the Minority Supporting Unitholders Releasing Parties and their current and former managers and directors of such parties, and their respective controlled Affiliates and each of their and their respective controlled Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Uniti Released Parties”) from any and all manner of Proceedings, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at law or in equity, or any other liability (i) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions, and/or events giving rise to such claim or liability occurred prior to the Closing) relating to such Minority Supporting Unitholders Releasing Party’s or any of its controlled Affiliate’s relationship with the Windstream Group or their direct or indirect ownership in any member of the Windstream Group (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees) or (ii) relating to the approval or consummation of the transactions contemplated by the Merger Agreement or any Transaction Agreements, including any alleged breach of any duty by any officer, manager, director, equityholder, partner or other owner of ownership interests of Uniti, the Windstream Group (collectively, the “Uniti Released Claims”); provided that nothing contained in this Agreement shall limit in any manner (A) rights to recoup advancement or reimbursement of expenses previously paid by a Uniti Releasing Party to an Uniti Released Party as a result of indemnification or contribution rights of such Uniti Released Party, to the extent it is ultimately determined that such Uniti Released Party was not entitled to such advancement or reimbursement pursuant to, as applicable, the Merger Agreement, any other Transaction Agreement or the organizational documents of Uniti, each member of the Windstream Group or any of their respective Subsidiaries or (B) any other rights of such Uniti Releasing Party expressly granted to such Uniti Releasing Party in the Merger Agreement or any other Transaction Agreement. Uniti, on behalf of itself and the other Uniti Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Proceeding or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 1(d), and (ii) acknowledges that the Uniti Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Uniti Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Uniti Releasing

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Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Uniti Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, Uniti (on behalf of itself and its Uniti Releasing Parties) hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Uniti (on behalf of itself and the other Uniti Releasing Parties) hereby acknowledges and agrees that if, after the Closing, Uniti or any of the other Uniti Releasing Parties should make any claim or demand or commence or threaten to commence any Proceeding against any Uniti Released Party with respect to any Uniti Released Claim, this Section 1(d) may be raised as a complete bar to any such Proceeding, and the applicable Uniti Released Party may recover from the Uniti Releasing Parties all costs incurred in connection with such Proceeding, including reasonable attorneys’ fees.

(e)    Joinder. The Covered Persons shall cause any controlled Affiliate of the Minority Investment Adviser that acquires membership interests of Windstream (including, for the avoidance of doubt, any securities of Windstream (including penny warrants) issued in connection with the Rights Offering) or equity interests in New Windstream LLC or New Uniti following the date hereof and prior to the Closing to be bound by the terms of this Agreement and to execute and deliver a counterpart to this Agreement in the form attached hereto as Exhibit B promptly following any such acquisition. Each such Affiliate shall be considered a “Covered Person” for all purposes under this Agreement.

(f)    Definitions. Whenever used in this Agreement, “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person, excluding, in respect of the Minority Investment Adviser, any portfolio operating company (as such term is understood in the private equity industry) (unless such portfolio operating company is acting at the direction of the Minority Investment Adviser or any of its controlled Affiliates to engage in conduct prohibited by this Agreement; provided that a portfolio operating company shall not be deemed to be acting at the direction of the Minority Investment Adviser solely due to employees or other investment professionals of the Minority Investment Adviser serving as directors of such portfolio operating company so long as such employees or investment professionals do not instruct, directly or indirectly, such portfolio operating company to engage in such conduct). The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Windstream Group or any of its respective Subsidiaries, or any of the Windstream Group’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of the Minority Investment Adviser or any of its respective Affiliates for purposes of this Agreement. For the avoidance of doubt, with respect to any Covered Person, any

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fund, account or investment vehicle will be deemed an Affiliate of such Covered Person if under common “control” as defined in the immediately preceding sentence.

2.    Covenants of Covered Persons

(a)    Restrictive Covenants.

(i)       From the date hereof until 12 months after the Closing, each Covered Person and their controlled Affiliates shall not, directly or indirectly, solicit or hire the Uniti and Windstream employees set forth on Annex III (each, a “Restricted Person”); provided, however, that the foregoing shall not prevent (x) any Covered Person from hiring or soliciting a Restricted Person (i) through general advertisements or third-party recruiters (in each case not specifically directed towards Restricted Person), (ii) who was terminated by Uniti or the Windstream Group, as applicable, prior to solicitation or (iii) who has not been an employee of Uniti, the Windstream Group or their respective Subsidiaries for at least 90 days prior to any direct or indirect solicitation by such Covered Person or (y) any Covered Person’s engagement of a Restricted Person to serve on the board of directors (or similar governing body) of New Uniti.

(ii)       From the date hereof until the Closing, each Covered Person shall not, and shall cause its controlled Affiliates not to, directly or indirectly, intentionally make any public, written or oral statements regarding Uniti, the Windstream Group or any of their respective Subsidiaries or Affiliates to any third party that are disparaging or that are intended to damage the business, goodwill, reputation or business relationships of such Persons with the public generally or with any of their customers, suppliers or employees; provided, however, that the Covered Persons will not be restricted from (x) complying with Applicable Law or any listing agreement with or rule of any national securities exchange or association to which they are a party or (y) communications in any Proceeding reasonably necessary to enforce its rights against such Persons under this Agreement, the Merger Agreement or any other Transaction Agreements.

(iii)       Each Covered Person (on its own behalf and on behalf of its controlled Affiliates) acknowledges and agrees that, at the Closing, such Covered Person will directly or indirectly receive consideration for its interest in Windstream, and such Person therefore has a material economic interest in the consummation of the Transactions. Each Covered Person further acknowledges that Uniti would be unwilling to enter into the Merger Agreement or the other Transaction Agreements, or consummate the Transactions, in the absence of this Section 2(a), and that the covenants contained in this Section 2(a) constitute a material inducement to Uniti to enter into and consummate the Transactions.

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Without limiting the generality of the foregoing, each Covered Person acknowledges and agrees that the restrictions contained in this Section 2(a) are reasonable and necessary to protect the legitimate interests of Uniti, and it is the intention of the parties that if any of the restrictions or covenants contained in this Section 2(a) are for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 2(a), and this Section 2(a) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the further intention of the parties that if any of the restrictions or covenants contained in this Section 2(a) is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by Applicable Law) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Each Covered Person acknowledges that Uniti would be irreparably harmed by any breach of this Section 2(a) and that there would be no adequate remedy at law or in damages to compensate Uniti for any such breach.

(b)    Conﬁdentiality. From and after the date hereof until the Closing, each Covered Person agrees not to disclose (other than to its Representatives) or use (other than use in connection with ordinary course activities associated with such Covered Person’s investment in Uniti or a member of the Windstream Group), and shall direct its respective Affiliates and its and their respective Representatives not to directly or indirectly disclose to any third party or use (other than use in connection with ordinary course activities associated with such Covered Person’s investment in Uniti or a member of the Windstream Group), unless required to disclose by Applicable Law or a Governmental Authority or any listing agreement with or rule of any national securities exchange or association (in which case such Covered Person shall use commercially reasonable efforts to (x) consult with Uniti prior to making any such disclosure to the extent permitted by Applicable Law and reasonably practicable under the circumstances, and (y) reasonably cooperate in connection with Uniti’s efforts (at Uniti’s sole expense) to obtain a protective order or confidential treatment; provided that such prior consultation with Uniti shall not be required and disclosure by such Covered Person or its Representatives shall be permitted in the case of audits, investigations or examinations by any regulatory or self-regulatory authority that are not specifically directed at the Transactions, Uniti, New Uniti or the Confidential Information), all documents and information concerning Uniti, the Windstream Group or any of their respective Affiliates, or the Transactions, or the negotiation and execution of the Merger Agreement and the other Transaction Agreements (or the terms thereof) (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer

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programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information (i) is in the public domain through no fault of, or breach of this paragraph on the part of, any Covered Person or any of their Affiliates or any of their respective Representatives, (ii) was or is lawfully acquired by such Covered Person or any of its Affiliates or their respective Representatives on a non-confidential basis from sources other than Uniti, the Windstream Group or any of their respective Affiliates or their Representatives and who are not known (to such Covered Person’s or its Affiliates’ or their respective Representatives’ actual knowledge) to be under an obligation of confidentiality with respect thereto; or (iii) was or is independently developed by such Covered Person or its Affiliates or Representatives without the use of or reference to Confidential Information. Notwithstanding the foregoing, any such Person may disclose such Confidential Information (A) to its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under Applicable Law, including those arising out of the Merger Agreement, the other Transaction Agreements or the Transactions and (B) to his, her or its legal counsel, accountants and other professional advisors in connection with the transactions contemplated by the Merger Agreement, the other Transaction Agreements or the Transactions. Uniti acknowledges that the Covered Persons and their Affiliates are part of a multi-strategy asset management organization which, in the ordinary course of business through separate platforms, engages in a variety of investing activities (including the provision of debt financing, the investment in and formation and operation of various operating companies and joint ventures, and the purchase and sale of securities and syndicated bank debt), and that nothing in this Section 2(b) shall restrict such activities of such other platforms, provided that none of the Confidential Information is used in connection therewith and such other platforms are not otherwise acting at the direction of the Covered Persons or any of their Representatives with respect to any matter subject to restriction under this Agreement. The Covered Persons have in place compliance procedures, which monitor the receipt of Confidential Information and restrict the dissemination of Confidential Information to personnel of the Covered Persons who trade or may trade in the securities of Uniti and/or its Affiliates and certain other employees of the organization (collectively, the “Public Side Team”). Accordingly, notwithstanding anything to the contrary in this Agreement, Uniti acknowledges and agrees that, to the extent that the foregoing procedures are applied or an affirmative defense pursuant to paragraph (c) of the Rule 10b5-1 under the 1934 Act is applicable, this Section 2(b) shall not in any way restrict or limit the activities of the Public Side Team or any funds, accounts or other investment vehicles managed by any Affiliate of the Covered Persons so long as they are not then in possession of Confidential Information and are not otherwise acting at the direction of any personnel who have received Confidential Information.

(c)    Public Announcements. Except to the extent required by Applicable Law, each Covered Person and his, her or its controlled Affiliates shall not, without

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the prior written consent of Uniti, issue any press release or make any public statement with respect to this Agreement, the Merger Agreement, other Transaction Agreements or the Transactions; provided that the foregoing will not restrict press releases or public announcements that (i) are materially consistent with press releases or public announcements previously made by Windstream or Uniti in accordance with the Merger Agreement and (ii) do not include any material non-public information not previously shared by Uniti or Windstream; provided further, that, except as required by Applicable Law, the publication and disclosure by Uniti of the Minority Investment Adviser’s identity and ownership of Subject Securities and the nature of the Minority Investment Adviser’s commitments, arrangements and understandings under this Agreement (including the disclosure of this Agreement) in any press release in connection with the Merger Agreement or the Transaction shall be subject to the Minority Investment Adviser’s prior written consent (not to be unreasonably withheld, condition or delayed), except (a) in respect of any press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, Uniti will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the Minority Investment Adviser to review and comment upon such public statement or press release, and will consider in good faith any reasonable comments of the other party thereto) or (b) after the issuance of any press release with respect to which such consent was obtained, Uniti may issue additional press releases without any consent of the Minority Investment Adviser so long as such additional press releases are materially consistent with the press release with respect to which the Minority Investment Adviser had consented.

(d)    Regulatory Undertakings.

(i)       From the date hereof until the Closing, each Covered Person agrees to take, and their respective controlled Affiliates shall take, all actions reasonably required to be undertaken by a Covered Person to (i) enable the Windstream Group to comply with their obligations under the provisions of Section 8.01 of the Merger Agreement with respect to the filings referred to in Section 8.01(b) of the Merger Agreement or required to be made pursuant to Section 8.01(a) of the Merger Agreement, including using their respective reasonable best efforts to supply as promptly as practicable information and documentary materials relating to such Covered Persons as may be reasonably requested or required by Windstream and are reasonably available to such Covered Persons to enable Windstream to comply with its obligations under Section 8.01 of the Merger Agreement; provided that information consistent with that previously provided by any Covered Person or any of its controlled Affiliates to a federal Governmental Authority in connection with any Covered Person’s or any of its controlled Affiliates’ ownership interests in the Windstream Group will be deemed to be reasonably available; provided further that (A) the Covered Persons may designate any nonpublic information that is competitively sensitive provided to any Governmental Authority as restricted to “outside counsel” only and any

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such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without such Covered Person’s approval, (B) the Covered Persons shall not be required to supply information or materials to the extent doing so would violate any Applicable Law, and (C) prior to providing any information, the Covered Persons may, if reasonably appropriate or necessary, require Windstream or Uniti to enter into a customary separate confidentiality agreement or common interest agreement with such Covered Person on terms reasonably acceptable to such Covered Person.

(ii)       Notwithstanding the foregoing, the parties acknowledge and agree that in no event shall any Covered Person or its Affiliates be required to (A) provide any information of or related to any non-controlled Affiliate of any Covered Person or cause or require any non-controlled Affiliates of any Covered Person to take any action, (B) commence or defend any action to obtain any consent or to obtain information required to submit any filing or (C) take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking related to obtaining any consent, making any filing or providing any information that would reasonably be expected to have an adverse effect on the business, financial condition or results of operations of, or reputation of, the Covered Person or any of its controlled Affiliates; provided that (x) providing information consistent with that previously provided by any Covered Person or any of its controlled Affiliates to a federal Governmental Authority in connection with any Covered Person’s or any of its controlled Affiliates’ ownership interests in the Windstream Group; or (y) an irrevocable waiver of the Minority Supporting Unitholders’ right to appoint a board observer consistent with Section 2(d)(iv), in each case, will be deemed not to have an adverse effect on the business, financial condition or results of operations of, or reputation of, the Covered Person or any of its controlled Affiliates.

(iii)       (x) If an objection is asserted with respect to the Transactions, or if any Governmental Authority requests any action (other than requests to provide information or participate in meetings or discussions in connection with the filings referred to above), nothing in this Section 2(d) shall require any Covered Person or any of its Affiliates to (I) propose, negotiate or commit to, accept or otherwise agree to any obligation, requirement, condition, or limitation of any Governmental Authority (other than providing information or participating in meetings or discussions in connection with the filings referred to above) that would apply to any Covered Person or any of its Affiliates, or any of their respective portfolio operating companies, including, without limitation, any of the actions take any action described in the definition of

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Burdensome Condition or (II) submit a declaration or notice as set forth in the rules and regulations of the Foreign Investment Risk Review Modernization Act of 2018, as amended, or otherwise to be made with the Committee on Foreign Investment in the United States (“CFIUS”), and (y) any costs and expenses incurred by a Covered Person in connection with the actions contemplated by this Section 2(d) shall be deemed to be incurred by Windstream for purposes of the definition of “Transaction Expenses” in the Merger Agreement (and may be incurred, and paid by Windstream, to the extent permitted to be paid by Windstream pursuant to Section 7.05 of the Merger Agreement).

(iv)       Notwithstanding anything to the contrary set forth in this Agreement or the Merger Agreement, or any other Transaction Agreement, in the event that (A) CFIUS requests a declaration or filing by any Covered Person or its controlled Affiliates or (B) the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913 (“Team Telecom” and together with CFIUS, the “Executive Branch Committees” and each an “Executive Branch Committee”), requests information during its review of applications filed with the Federal Communications Commission (“FCC”), and the Minority Supporting Unitholders are unable to produce information requested from an Executive Branch Committee within twenty (20) business days of a request from an Executive Branch Committee (or such number of days reasonably necessary to satisfy any applicable deadline imposed by an Executive Branch Committee in its request) or following submission of such information, an Executive Branch Committee objects to the involvement in New Uniti of the Minority Supporting Unitholders on the basis of their right to appoint a board observer, then the Minority Supporting Unitholders shall (x) with respect to CFIUS, irrevocably waive their right to appoint a board observer if such waiver is required to obtain CFIUS clearance for the Merger or to eliminate the jurisdiction of CFIUS to review the Merger or (y) with respect to Team Telecom, irrevocably waive their right to appoint a board observer if such waiver is required for Team Telecom to refrain from objecting to approval of the FCC applications, including by filing a petition to adopt conditions.

(e)    Standstill. Each Covered Person agrees that, until the earlier of (x) the Closing and (y) the termination of the Merger Agreement (the “Standstill Period”), no Covered Person or any of its controlled Affiliates will (and any person acting on behalf of or at the direction of such Covered Person or any such controlled Affiliates will not), directly or indirectly, without the prior written consent of Uniti, (i) acquire, agree to acquire, propose, seek or offer to acquire any voting securities or a material portion of the assets of Uniti or any of its subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities or assets, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary

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transaction involving Uniti or any of its subsidiaries, (iii) initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Uniti (including, for the avoidance of doubt, indirectly by means of communication with the press or the media), (iv) file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of Uniti or its shareholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the 1934 Act, (v) nominate or recommend for nomination a person for election at any shareholder meeting at which directors of Uniti’s board of directors are to be elected, (vi) submit any shareholder proposal for consideration at, or bring any other business before, any Uniti shareholder meeting, (vii) initiate, encourage, make, or in any way intentionally participate or engage in, any “withhold” or similar campaign with respect to any Uniti shareholder meeting, (viii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of Uniti, (ix) call, request the calling of, or otherwise seek or intentionally assist in the calling of a special meeting of the shareholders of Uniti, (x) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Uniti, (xi) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (xii) advise, intentionally assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing; provided that the foregoing shall not prevent the Covered Persons or their respective controlled Affiliates from (i) submitting confidential proposals to Uniti so long as the making or receipt of such proposal would not reasonably be expected to require the Uniti, any Covered Person or any of its Controlled Affiliates to make any public disclosure regarding the possibility of a business combination, merger or other type of transaction unless and until such proposal is approved by the Uniti Board, (ii) making acquisitions of Equity Securities (as defined in the Stockholder Agreement) of the Windstream Group as a result of new funds and accounts coming under management by any Covered Person or any of its Controlled Affiliates in the ordinary course of business and not for the purpose of acquiring Equity Securities of the Windstream Group, (iii) making acquisitions of Equity Securities of the Windstream Group by any broad-based index-based funds controlled by any Covered Person (if Equity Securities of the Windstream Group are included in the applicable index or benchmark; provided that the Covered Person and its Controlled Affiliates do not have discretion over inclusion of such Equity Securities in such index or benchmark) or investing in any broad-based index-based funds, or (iv) any of the Covered Persons and its Controlled Affiliates collectively and in the aggregate acquiring up to 2% of the issued and outstanding Equity Securities of the Company (not including and in addition to any of the Subject Shares (as defined in the Stockholder Agreement). Each Covered Person further agrees that during the Standstill Period such Covered Person and its controlled Affiliates will not (and any person acting on behalf of or at the direction of Covered Person or any such controlled Affiliates will not), directly or indirectly,

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without the prior written consent of Uniti, (x) make any request to amend or waive any provision of this Section 2(e) (including this sentence), or (y) take any action that would reasonably be expected to require Uniti to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 2(e) with such Covered Person, Windstream or any of their respective Affiliates. The provisions of this Section 2(e) shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the 1934 Act), other than Windstream, any Covered Person or Elliott or any of their respective Affiliates, or any group controlled by one or more of them, enters into a definitive agreement to acquire (or publicly offers to acquire in an offer that has been recommended by the Uniti Board) more than 50% of the outstanding voting securities of Uniti or assets of Uniti or its subsidiaries representing more than 50% of the consolidated earning power of the Uniti and its subsidiaries, other than the Transactions contemplated by the Transaction Agreements. If Uniti agrees in writing to waive the material obligations of Elliott set forth in Section 10 of the Confidentiality Agreement (Standstill) (as amended pursuant to the Unitholder Agreement between Uniti, Elliott and the other party thereto), Uniti will provide a similar and proportionate waiver of the Covered Person’s obligations under this Section 2(e); provided that Uniti will retain all rights and remedies with respect to any breach by a Covered Person occurring prior to such waiver. For purposes of this Section 2(e), the “Stockholder Agreement” is the Stockholder Agreement in substantially the form attached hereto as Exhibit C.

3.    Representations and Warranties. Each Covered Person hereby makes the representations and warranties set forth on Annex I, severally and not jointly, to Uniti, as of the date hereof, and as to itself only (provided that the representations and warranties contained in this Annex I shall not survive the Effective Time).

4.    Specific Performance.

(a)    Subject to Section 2(b), (i) each Covered Person hereto acknowledges and agrees that Uniti would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, (ii) therefore, notwithstanding anything to the contrary set forth in this Agreement, each Covered Person hereby agrees that Uniti shall be entitled to seek an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any Covered Person, and each Covered Person hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief and (iii) the equitable remedies described in this Section 4 shall be in addition to, and not in lieu of, any other remedies at law or in equity that Uniti may elect to pursue.

(b)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Covered Person or any other Person have any

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right whatsoever to cause Uniti or any of its Affiliates to consummate the Closing, and in no event shall any other party hereto or any other Person be entitled to seek or obtain any injunction or injunctions to compel Uniti or any of its Affiliates to consummate the Closing, except for the rights of the members of the Windstream Group party to the Merger Agreement to seek specific performance pursuant to the express terms of Section 12.12 (Specific Performance) of the Merger Agreement (but subject to the limitations set forth therein).

5.    Governing Law. This Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each party expressly agrees and acknowledges that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.

6.    Jurisdiction; Waiver of Jury Trial. The parties hereto and each other Covered Person agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement, the Transaction Agreements or the Transactions contemplated thereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in any manner permitted by the laws of the State of Delaware shall be deemed effective service of process on such party. Each Covered Person hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, the Merger Agreement or the Transactions contemplated thereby.

7.    Termination. This Agreement shall automatically terminate and be of no further force or effect upon any termination of the Merger Agreement.

8.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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9.    Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

10.    Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (except that Uniti may assign its rights and obligations under this Agreement in whole or in part to one or more of its controlled Affiliates). Each Covered Person agrees to be responsible for compliance with this Agreement by any controlled Affiliate of such Covered Person, and any breach of this Agreement by any such controlled Affiliates shall be deemed a breach by such Covered Person. The Minority Supporting Unitholders shall cause the Minority Investment Adviser and its Controlled Affiliates to comply with the representations, warranties, covenants and agreements applicable to the Covered Persons and the Parties set forth herein, and shall be responsible and liable for any noncompliance by the Minority Investment Adviser or its Controlled Affiliates therewith as if the Minority Investment Adviser and its Controlled Affiliates were each a party hereto as a “Covered Person”.

[Signature page follows]

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Very truly yours,

UNITI GROUP INC.
By:	/s/ Daniel Heard
Name: Daniel Heard
Title: EVP, General Counsel & Secretary

[Signature Page to Unitholder Agreement]

[Minority Supporting Unitholders' signature pages on file with Uniti]